Technical Agreement for Distribution Services

1.       Contracting Parties

Contract Giver:	Gentium S.p.A
Name and Address:	Piazza XX Settembre, 2
22079 Villa Guardia, Como
Italy

(Hereafter referred to as "Gentium")

Contract Acceptor:	IDIS Limited
Name and Address:	IDIS House
Churchfield Road
Weybridge
Surrey
KT13 8DB
United Kingdom

(Hereafter referred to as "IDIS")

Terms used but not defined herein shall have the meanings given to them in the Supply and Distribution Agreement.

2.       Changes to this Agreement
2.1.	All changes to this agreement must be agreed by both parties following written submission by the requesting party.

No	Details of changes / Reason	Date
1.
2.
3.

3.       Purpose of the Agreement
3.1.	The purpose of this agreement is to describe the technical aspects of the storage and the distribution of certain finished products of Gentium carried out by IDIS.
3.2.
The regulations of this agreement apply to all orders referring to the product list (see Schedule 1), which have been agreed upon signing the Technical Agreement and before the notice has taken effect. They also apply to orders, which have already been given to IDIS on behalf of Gentium, as long as they have not yet been carried out.

3.3.	Gentium is responsible for marketing the product.

4.	Basis
4.1.	IDIS shall comply with the legal regulations that apply to its area of responsibility.
4.2.
IDIS is in the possession of a valid wholesale dealer’s license issued by the UK Medicines and Healthcare Products Regulatory Agency. IDIS shall maintain its systems to support its license. In the event that IDIS loses, or is at risk of losing its wholesaler dealer’s license IDIS shall immediately notify Gentium.

4.3.	Gentium and IDIS appoint responsible contact persons (refer to Schedule 2).
Both must inform each other of every amendment to the agreement in writing. Amendments are also part of this agreement.
4.4.	IDIS shall implement and update an effective quality management system (QMS), including the performance of internal audits and the implementation of the resulting corrective actions.
4.5.
IDIS shall ensure that all staff affected by this agreement shall be appropriately trained with the valid standard operating procedures (SOP) and further regulations of Gentium and incorporating any necessary amendments into IDIS SOPs which are validated by Gentium.

4.6.	IDIS shall allow the responsible persons of Gentium to carry out quality assurance audits providing reasonable notice has been given.
4.6.1.	These audits shall be limited in scope to the area’s and systems directly related to Gentium’s product.

5.	Responsibilities
5.1.	Gentium is responsible for:
5.1.1.	Ensuring product and packaging elements meet Italian regulatory requirements.
5.1.2.	Providing IDIS with information relevant for the correct product handling
5.1.2.1.  All packaging shall reflect Gentium livery.
5.1.3.	Making sure that the manufacturer is appropriately licensed.
5.2.	IDIS is responsible for:
5.2.1.	Complying with the cGDP (current Good Distribution Practices) guidelines and ensuring that the correct products are delivered to the consignee at the right time
5.2.2.	A GDP compliant handling of the returned products
5.2.3.	Implementing an effective system for Recall
5.2.4.	Performing visual inspection on received goods (e.g. integrity of shipment containers, completeness of shipment against shipment documents etc.)
5.2.5.	IDIS shall inform Gentium of any negative quality or safety issues regarding Gentium products should they become aware of any.
5.2.6.
Additional activities/requirements as defined in the ‘Supply and Distribution Agreement’: maintenance of the named patient program database, processes of a controlled distribution, and aspects with regard to drug safety

5.2.7.	Managing drug in line with the process flow in schedule 4
5.2.8.	Reporting any received adverse events notifications to Gentium in accordance with the process detailed in schedule 5

6.	Facilities
6.1.	IDIS shall manage the warehouse in accordance with GDP as well as storing the Gentium products delivered on behalf of Gentium duly.

6.2.	IDIS shall protect the Gentium products from damaging impacts and from access by unauthorized persons.
Damaging impacts include but are not limited to:
- damaging variations in temperature and humidity
- dust and smell
- animals, insects
6.3.	IDIS shall inform Gentium immediately if Gentium products become visibly damaged or risk getting visibly damaged.
6.4.	IDIS shall maintain the storage rooms and facilities in accordance with GDP and to calibrating measuring instruments (e.g. temperature/humidity loggers) on a regular basis in accordance with GDP.
6.5.	IDIS shall keep the storage rooms in an orderly and tidy condition. Cleaning is done following a written cleaning program.
6.6.	IDIS shall appoint reliable personnel for the distribution orders, having the required theoretical and technical qualifications.
6.7.
IDIS shall obtain written approval from Gentium if the stored goods are transferred into another warehouse other than the one in Unit 3,Canada Road, Byfleet, Surrey, United Kingdom. The same applies to changes of locations or any change within the warehouse, which may affect the storage, and handling of the products.

7.	Product Data
7.1.
Gentium shall forward IDIS the relevant product data necessary for carrying out the tasks well in advance and for keeping IDIS updated with current product information should there be any changes or amendments

7.2.	IDIS shall maintain product related data in line with regulatory requirements.

8.	Storage, Delivery and Transportation
8.1.	The handling of processes is defined in the existing QMS of IDIS based on SOPs. These are:
8.1.1.	Incoming goods: Quarantine, release, documentation
8.1.2.	Handling of quality deficiencies
8.1.3.	Incoming and outgoing of goods: According to the FEFO principle (first expiry - first out), or the FIFO principle (first in - first out), respectively
8.1.4.	Commissioning and distribution of products
8.1.5.	Recall procedures
8.1.6.	Destruction of damaged or expired goods
8.1.7.	Drug safety procedures
8.1.8.	Complaint handling

9.	Duty of Information
9.1.	IDIS must immediately inform Gentium if:
9.1.1.	An inspection by an authority regarding the contracting products is announced
9.1.2.	Measures are taken by competent authorities regarding Gentium products.
9.1.3.	IDIS learns about a serious product safety, quality of efficacy problem/issue
9.2.	Gentium must inform IDIS of the supply chain details e.g. site of manufacturer, packaging/assembly, storage prior to product arriving at IDIS. This shall be listed in Schedule 3
9.3.	Gentium shall provide IDIS with copies of licenses held by Gentium nominated manufacturer, packaging/assembly site or storage site.

10.	Confidentiality
10.1
Information shared by either party concerning the Products will remain confidential in accordance with the Confidentiality Agreement and Supply and Distribution Agreement, which shall survive termination of this Agreement.

11.	Quality Control
11.1.
Gentium shall be responsible for full product testing in accordance with their    internal procedures, specifications, methods of analysis and any relevant Marketing Authorisation of the Products detailed in Schedule 1.

11.2.	Gentium shall be responsible for forwarding a Certificate of Analysis for each batch to IDIS.
11.3.	Gentium shall be responsible for forwarding a Certificate of Compliance for each batch to IDIS.

12.	Sub Contracting

12.1.	With the exception of courier services, IDIS shall not subcontract any activities of the product without prior consent of Gentium.

13.	Table of Responsibilities

13.1.	Responsibilities	GENTIUM	IDIS
1	Adverse event notification		X

13.2.	Product Data & Quality Control	GENTIUM	IDIS
1	Transmission of product-related logistic	X
2	Correct handover and maintenance of product data	X	X
3	Provide TSE Certification regarding product status to IDIS	X
4	Provide Certificate of Analysis for each product batch	X
5	Provide Certificate of Compliance for each product batch	X

13.3.	Storage, Delivery and Transportation	GENTIUM	IDIS
1	Delivery of products in conformity with the local market as nominated by Gentium		X
2	Determination of the storage conditions and way of shipment	X
3	Adherence to storage conditions and way of shipment to user		X
4	Compliance with GDP guidelines		X
5	Handling of returned goods		X
6	Handling of technical product complaints	X	X
7	Recall procedures	X	X
8	Incoming goods, control, inventory update	X	X
9	Adherence to FEFO principle		X
10	Shipments of products		X
11	Destruction of damaged, returned and expired goods		X

13.4.	Documentation	GENTIUM	IDIS
		X	X

IN WITNESS whereof this Agreement has been entered into the day and year written.

SIGNED for and on behalf of
Gentium S.p.A.

/s/ Gary Gemignani
Name: Gary Gemignani
Title:  Executive Vice President and Chief Financial Officer
Date: February 26, 2009

SIGNED for and on behalf of
IDIS (TRADING AS IDIS LIMITED)

/s/ Maria Kempshall
Name: Maria Kempshall
Title:    Responsible Person
Date: November 3, 2008

/s/ Tony Dutta
Name:  Tony Dutta
Title:     Operations Director
Date: November 6, 2008

Schedule 1 – Product List

Brand Name:

Generic Name: Defibrotide

Strength: 200mg

Presentation: 2.5ml ampoule

Form: Solution

Storage: Ambient

Pack size: 10 x 2.5ml ampoules

Therapeutic Area: Hematology-Oncology

Brand Name: Prociclide

Generic Name: Defibrotide

Strength: 400mg

Presentation: Blister pack

Form: Capsule

Storage: Ambient

Pack size: 1 x 21

Therapeutic Area: Hematology-Oncology

Schedule 2 – Contact Persons

Contract Acceptor	Contract Giver

Simon Estcourt Director – Global Market Access IDIS House Churchfield Road Weybridge Surrey KT13 8DB United Kingdom Telephone No: 01932 824000 Fax No: 01932 824200	Tim Hillman 45 Rockefeller Plaza Suite 2000 New York, NY 10111 Telephone No: 212-332-1664 E-mail Address: thillman@gentium.com

Maria Kempshall Responsible Person At above address Direct Telephone No: 01932 824031 Email address : mkempshall@idispharma.com	Gary Gemignani At above address Direct Telephone No: 212-332-1666 Email address: ggemignani@gentium.com

Karen Jessep Supply Chain Manager At above address Direct Telephone No: 01932 824143 Email address: kjessep@idispharma.com	Massimo Iacobelli Piazza XX Settenbre 2, 22079 Villa Guardia (Como) Italy Direct Telephone No: +39 031 385 217 Email address: miacobelli@gentium.it

Salvatore Calabrese At above address Direct Telephone No: +39 031 385 287 Email address: scalabrese@gentium.it

Margaret Hoyle At above address Direct Telephone No: +39 031 385 224 Email address: mhoyle@gentium.it

Schedule 3 – Supply Chain Details

Site of manufacturer:  Villa Guardia (Co) Italy

Site of packaging/assembly:  Villa Guardia (Co) Italy

Site of storage prior to product arriving at IDIS:  Villa Guardia (Co) Italy

Pack dimensions:

Contact for placement of purchase orders:

Bianca Colombo (bclombo@gentium.it) +39 031 385 247
Salvatore Calabrese (scalabrese@gentium.it) +39 031 385 287
Roberta Grandini (rgrandini@gentium.it) +39 031 385 421
Massimo Iacobelli (miacobelli@gentium.it)  +39 031 385 217
Margaret Hoyle (mhoyle@gentium.it)  +39 031 385 224
Tim Hillman (thillman@gentium.com)  212-332-1664
Armando Cedro (acedro@gentium.it) +39 031 385 254

Product lead-time from placement of purchase order:  90 days

Contact for Invoicing:

Tim Hillman (thillman@gentium.com)  212-332-1664
AMMINISTRAZIONE@gentium.it +39 031 385 417

Contact for provision of monthly sales report:

Roberta Grandini (rgrandini@gentium.it) +39 031 385 421
Massimo Iacobelli (miacobelli@gentium.it)  +39 031 385 217
Tim Hillman (thillman@gentium.com)  212-332-1664
Gary Gemignani (ggemignani@gentium.com)  212-332-1666
Francesco Tescione (ftescione@gentium.it) +39 031 385 222
Margaret Hoyle (mhoyle@gentium.it)  +39 031 385 224

Schedule 4 – Process Flow

Gentium
IDIS Global Sales
IDIS Technical Enquiries
IDIS Finance
Hospital
START
Enquiry regarding Defibrotide
Gentium will deal with free of charge requests
IDIS receive enquiry
Is it a sales or technical enquiry
technical
Technical enquiry passed to IDIS pharmaceutical services team
Technical enquiry managed. Gentium notified of technical enquiries.
Technical information and product literature passed to healthcare professional
Liaison with Gentium medic if necessary - Gentium medic follows up with hospital if required.
Is enquiry from a country included in programme
No
IDIS advise Gentium of enquiry. Gentium advise IDIS whether to proceed to access/ screening stage.
Yes
Customer advised of product details (e.g. lead-time, cost, special requirements). Customer advised of screening procedure.
Hospital given all product details required.
Is patient eligable for free of charge?
IDIS forward 'Defibrotide Access Form' (AF) (as outlined in schedule 6)
Hospital receive AF. Prescribing physician completes as required.
Yes
Gentium send completed 'Free of Charge Form' to IDIS.
IDIS receive signed form and confirm order details with hospital.
Order placed and AF returned to IDIS

Gentium
IDIS Global Sales
IDIS Pharmaceutical Services
IDIS Finance
Hospital
Customer given regulatory support where relevant. Regulatory approval required before order confirmed.
Hospital receives regulatory support from IDIS. Approval gained for use of unlicensed medicine.
Order processed/ new customer account generated where relevant
Hospital informed of next day delivery
Shipment created by logistics - (shipment managed by IDIS)
Defibrotide received
Hospital invoiced. IDIS will not invoice those centres eligible for free-of-charge supply.
Hospital Finance team receives invoice
Credit risk and credit management
IDIS multilingual finance team manage payment through direct liaison with the hospital
Payment made to IDIS in local currency
Up to date information passed to Gentium through monthly management report.
IDIS capture all data as requested by Gentium
IDIS hold stock on cindignment basis so Gentium invoice IDIS for packs sold in previous month as outlined on report.
IDIS invoice Gentium for Monthly management fee and free of charge packs sold in previous month.
IDIS pay Gentium invoice within 90 days.
END

Schedule 5 – Pharmacovigilance

Gentium Pharmacovigilance Representatives

Francesco Tescione, Ph.D.
Drug Safety Manager,
Medical Department
TEL: +39.031.385.222
FAX: +39.031.385.241
ftescione@gentium.it

Massimo Iacobelli
Senior Vice-President, Scientific Director
Tele:  +39-031-385-217
Mobile:  +39-348-711-2239
miacobelli@gentium.it

IDIS Pharmacovigilance Representatives Telephone : +44 (0) 1932 824 026 Fax : +44 (0) 1932 824 226 - FAO Technical Enquiries Email : ps@idispharma.com

Schedule 6 – Access Form

Schedule 7 – Free of Charge Form

Please return this form to IDIS at the contact details listed above. Please also notify IDIS Alliance Management Team alliancemgmt@idispharma.com when the form has been sent. IDIS will then contact the hospital directly to arrange delivery.

DEFIBROTIDE FREE OF CHARGE FORM

Please ship ____ packs of the following to the physician / pharmacist listed below.

- ☐ DEF503 10 X 2.5ML AMPOULE
- ☐ PRO643 1 X 21 400MG CAPSULES
- ☐ Next day delivery required

HOSPITAL DETAILS			
Physician Name Indication (if known)		Delivery Address City	
Delivery Contact Name		Postcode	
Delivery Contact Telephone No.		Country	
IDIS Account No. (if known)			

Contact at Gentium

Name……………………………………………………

Tel number………………………………………… Fax number…………………………………………

Email Address………………………………………

To be signed by Gentium to approve supply

I confirm that Gentium will accept the handling charges and carriage costs associated with this request.

Name……………………………………………… Position………………………………………………

Signature…………………………………………… Date………………………………………………

Additional comments: